                                                                    Exhibit 99.1

                                                                          [LOGO]

CONTACT:   Edward Heffernan
           Chief Financial Officer
           Alliance Data Systems
           Tel: 972-348-5196

           Stephanie Prince
           Morgen-Walke Associates, Inc.
           Tel: 212-850-5600

           Press: Tony Good
           Tel: 972-348-5425

FOR APPROVAL
------------

                ALLIANCE DATA SYSTEMS ANNOUNCES SECOND QUARTER RESULTS

                   CASH EARNINGS INCREASE 29% AS REVENUE RISES 10%

Dallas, TX, July 18, 2001 - Alliance Data Systems Corporation (NYSE: ADS) today announced results for its second quarter ended June 30, 2001. Total second quarter revenue increased 10% to $182.6 million, compared to $166.7 million for the second quarter of 2000.

EBITDA for the 2001 second quarter increased 5% to $28.5 million compared to $27.2 million for the second quarter of 2000. Results for the prior year's quarter exclude a non-recurring charge of approximately $3.9 million ($2.5 million after-tax) related to the transition of Air Canada to the Company's primary air travel reward supplier. Cash earnings for the second quarter increased 29% to $8.4 million, or $0.13 per share, compared to $6.5 million, or $0.11 per share, for the second quarter of 2000.

"We are very pleased with our second quarter results which continue to demonstrate our ability to deliver solid, consistent growth," commented J. Michael Parks, Chairman and Chief Executive Officer. "We believe our core business will continue to benefit from the shift to electronic payments and outsourcing, as well as a diversified client base that provides us with predictable and recurring revenue. Furthermore, our scalable infrastructure allows for significant operating leverage as we continue to add new clients-as is evident in our utility services area which has reached critical mass."

SEGMENT REVIEW

Transaction Services revenue, which accounted for 50% of total second quarter revenue, rose 8% to $117.2 million compared to $108.2 million for the second quarter ended June 30, 2000. Transaction Services continues to be ahead of expectations. Growth was driven by a 10% increase in transactions processed and the increased contribution from the fast growing utility customers.

                                    -more-

Alliance Data Systems Corp.                                              Page 2

Credit Services revenue, which accounted for 28% of total revenue, decreased 5% to $64.2 million compared to $67.4 million for the second quarter of 2000. Delinquencies have remained stable for the last nine months, which is our leading indicator of losses; however, the anticipation of tougher bankruptcy legislation appears to have caused an increase of bankruptcy filings leading to a temporary increase in credit losses.

Marketing Services revenue, which accounted for 22% of total revenue, increased 25% to $52.2 million compared to $41.8 million for the second quarter of 2000. Marketing services revenue continues to be ahead of expectations as both Air Miles reward miles issued and redeemed remain on pace for another year of double digit growth. The Company's Air Miles reward miles program continues to be a leader in loyalty marketing in Canada, reaching more than 50% of Canadian households.

OUTLOOK

The Company expects total 2001 revenue to reach approximately $770 million, EBITDA to be in the low $120's million, and cash earnings to be in the low $30's million or around $0.51 per share. For the full year ending December 31, 2001, the Company anticipates that Transaction Services' revenue will have a percentage increase in the mid teens, Credit Services' revenue will have a percentage increase in the high single digits and Marketing Services' revenue will have a percentage increase of 15% or more.

CONFERENCE CALL

Alliance Data Systems will host a conference call on July 18, 2001 at 5:00 p.m. EST to discuss the Company's second quarter results. The conference call will be available via the Internet at www.alliancedatasystems.com or www.vcall.com. Additionally, there will be several slides accompanying the webcast. Please go to either website at least fifteen minutes prior to the call to register, download and install any necessary software. The webcast will be available until August 18, 2001.

ABOUT ALLIANCE DATA SYSTEMS

Based in Dallas, Alliance Data Systems is a leading provider of transaction services, credit services and marketing services, assisting retail, petroleum, utility and financial services companies in managing the critical interactions between them and their customers. Alliance Data operates and markets the largest coalition loyalty program in Canada and each year manages over 2.5 billion transactions and 72 million consumer accounts for some of
North America's most recognizable companies.   Alliance Data Systems employs
approximately 6,000 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, www.alliancedatasystems.com.

SAFE HARBOR STATEMENT

Statements contained in this press release which are not historical facts may be forward-looking statements, as the term is defined in the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to growth strategy, global expansion, use of proceeds, dividend policy, projected capital expenditures, sales and marketing expenses, research and development expenditures, other costs and expenses, revenue, profitability, liquidity and capital resources, and development. Any and all of the forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors, including the risks outlined in the company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission, will be important in determining future results. Actual results may vary materially.

                              -tables to follow-

Alliance Data Systems Corp.                                              Page 3

                        ALLIANCE DATA SYSTEMS CORPORATION
                          SUMMARY FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                    (In millions, except per share amounts)

                                            Three Months Ended June 30,
                                            ---------------------------
                                           2001         2000        Change
                                           ----         ----        ------
Revenues                               $    182.6    $    166.7       10%

EBITDA (1)                             $     28.5    $     27.2        5%

Cash Earnings (1)                      $      8.4    $      6.5       29%

Weighted average shares
    outstanding - diluted                    62.3          58.5        6%

Cash Earnings per share                $     0.13    $     0.11       18%

Operating EBITDA                       $     35.7    $     34.8        3%

                                                        As of
                                                       June 30,
                                                       --------
Cash and cash equivalents                              $   108.3
Redemption settlement assets                               157.8
Intangibles assets and goodwill, net                       447.3
Total assets                                             1,344.7

Deferred Revenue                                           310.2
Debt                                                       274.8
Total liabilities                                          826.7
Stockholders' equity                                       518.0

(1) Results for the prior year quarter exclude a non-recurring charge of approximately $3.9 million ($2.5 million after tax) related to the transition of Air Canada to our primary air travel reward supplier.

Alliance Data Systems Corp.                                              Page 4

                       ALLIANCE DATA SYSTEMS CORPORATION
                   KEY INDICATORS AND SUMMARY SEGMENT DATA
                                  (Unaudited)
                   (In millions, except per share amounts)

                                          Three Months Ended June 30,
                                          ---------------------------
                                           2001         2000      Change
                                           ----         ----      ------
Segment Revenue:
     Transaction Services              $    117.2    $    108.2      8%
     Credit Services                         64.2          67.4     -5%
     Marketing Services                      52.2          41.8     25%
     Intersegment                           (51.0)        (50.7)     1%
                                       ----------    ----------
                                       $    182.6    $    166.7     10%
                                       ==========    ==========

Segment EBITDA:
     Transaction Services              $     17.3    $     12.9     34%
     Credit Services                          2.5           8.0    -69%
     Marketing Services (2)                   8.7           6.3     38%
                                       ----------    ----------
                                       $     28.5    $     27.2      5%
                                       ==========    ==========

                                           Three Months Ended
                                                June 30,
                                                -------
                                           2001          2000
                                           ----          ----
     Transactions processed                 700.9         636.1
     Statements generated                    30.5          31.6
     Average core portfolio            $  2,050.5    $  1,904.4
     Private label credit sales        $    973.0    $    929.1
     Air Miles reward miles issued          514.0         511.4
     Air Miles reward miles redeemed        261.6         178.8

(2) Results for the the prior year quarter exclude a non-recurring charge of approximately $3.9 million related to the transition of Air Canada as our primary air travel reward supplier.

Alliance Data Systems Corp.                                              Page 5

                       ALLIANCE DATA SYSTEMS CORPORATION
                     CONSOLIDATED STATEMENT OF OPERATIONS
            (Unaudited), (In millions, except per share amounts)

                                        Three Months Ended          Six Months Ended
                                              June 30,                  June 30,
                                              --------                  --------
                                         2001         2000          2001        2000
                                         ----         ----          ----        ----
Revenues
  Transaction and marketing services   $   114.8    $   102.4      $ 222.0    $   201.1
  Redemption revenue                        28.3         20.0         50.7         38.7
  Financing charges, net                    33.6         39.9         79.1         84.3
  Other income                               5.9          4.4         11.5          8.1
                                       ---------    ---------      -------    ---------
    Total revenue                          182.6        166.7        363.3        332.2

Operating expenses
  Cost of operations                       145.8        131.2        289.1        262.7
  General and administrative                 8.3          8.3         15.9         15.8
  Non-recurring items (3)                      -          3.9          1.7          7.0
  Depreciation and other amortization        7.0          6.1         13.4         12.1
  Amortization of purchased intangibles     10.8         12.7         21.9         26.5
                                       ---------    ---------      -------    ---------
    Total operating expenses               171.9        162.2        342.0        324.1

Operating income                            10.7          4.5         21.3          8.1
Other non-operating expenses                   -            -            -          2.5
Interest expense                             8.6          9.5         18.2         18.3
                                       ---------    ---------      -------    ---------
Loss before income taxes                     2.1         (5.0)         3.1        (12.7)
Income tax expense                           2.0          0.5          2.9          1.2
                                       ---------    ---------      -------    ---------
Income (loss) before extraordinary item      0.1         (5.5)         0.2        (13.9)
Loss from extinguishment of debt
     (less applicable income tax of
     $0.4 million)                          (0.6)           -         (0.6)           -
                                       ---------    ---------      -------    ---------
Net loss                               $    (0.5)   $    (5.5)     $  (0.4)   $   (13.9)
                                       =========    =========      =======    =========

EBITDA before non-recurring                 28.5         27.2         58.3         53.7
Cash earnings before non-recurring
     items (4)                         $     8.4    $     6.5      $  17.9    $    13.0
Weighted average shares -  Diluted (5)      62.3         58.5         60.6         58.4
Cash earnings before non-recurring
     items per share                   $    0.13    $    0.11      $  0.29    $    0.22

(3) Non recurring items include: (a) $3.9 million ($2.5 million after tax) in the second quarter and $7.0 million ($4.5 million after tax) in the first six months related to the transition of Air Canada to our primary air travel reward supplier and (b) $1.7 million ($1.0 million after tax) related to a non-cash compensation charge.

(4) Cash earnings is defined as income (loss) before extraordinary items excluding other non-operating expenses plus amortization of purchased intangibles, net of the related tax benefit.

(5) Assumes conversion of convertible preferred stock. The convertible preferred stock was converted to common stock following the IPO.

                                      ###